Exhibit 10.1

EXECUTION VERSION
FOURTH AMENDMENT
Dated as of April 27, 2021
to the
TRANSFER AND ADMINISTRATION AGREEMENT
Dated as of November 29, 2016

This FOURTH AMENDMENT (this “Amendment”) dated as of April 27, 2021 is entered into among VALVOLINE LLC, a Delaware limited liability company (“Valvoline” or “Master Servicer”), LEX CAPITAL LLC, a Delaware limited liability company (“SPV”), Fifth Third Bank, National Association (“Fifth Third”) as a Managing Agent and a Committed Investor, the other Investors, Letter of Credit Issuers, Managing Agents and Administrators party hereto, and PNC BANK, NATIONAL ASSOCIATION (“Agent” or “PNC”), as agent for the Investors.

RECITALS

WHEREAS, Master Servicer, SPV, MUFG Bank, Ltd. (“MUFG”), Gotham Funding Corporation (“Gotham”), PNC and PNC Capital Markets, LLC, have entered into that certain Transfer and Administration Agreement, dated as of November 29, 2016 (as amended, supplemented or otherwise modified through the date hereof, the “Agreement”);

WHEREAS, concurrently herewith, the Master Servicer, SPV, MUFG, Gotham and PNC are entering into that certain Payoff Letter Agreement, dated as of the date hereof (the “Payoff Letter”), pursuant to which, among other things, MUFG and Gotham are being removed as parties to the Agreement;

WHEREAS, Fifth Third desires to become a party to the Agreement as a Managing Agent and a Committed Investor on the terms and subject to the conditions set forth herein;
WHEREAS, concurrently herewith, the parties hereto and PNC Capital Markets LLC are entering into that certain Amended and Restated Master Fee Letter, dated as of the date hereof (the “Fee Letter”, and together with the Payoff Letter, the “Related Agreements”); and

WHEREAS, the parties hereto desire to amend the Agreement as set forth herein.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.    Definitions. All capitalized terms not otherwise defined herein are used as defined in the Agreement.

SECTION 2.    Joinder of Fifth Third.

(a)    Fifth Third as an Investor. Effective as of the date hereof, Fifth Third shall be a Managing Agent and a Committed Investor party to the Agreement for all purposes thereof and of the other Transaction Documents and Fifth Third assumes all related rights and agrees to be bound by all of the terms and provisions applicable to Managing Agents and Committed Investors contained in the Agreement and the other Transaction Documents. Fifth Third’s

Commitment as a Committed Investor shall be $70,000,000 and Fifth Third accepts such Commitment.

(b)    Credit Decision. Fifth Third (i) confirms to the Agent and each of the Investors that it has received a copy of the Agreement, the other Transaction Documents, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Amendment and (ii) agrees that it will, independently and without reliance upon the Agent or any Investor or any of their respective Affiliates, based on such documents and information as Fifth Third shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Agreement and any other Transaction Document. The Agent and the Investors make no representation or warranty and assume no responsibility with respect to (x) any statements, warranties or representations made in or in connection with the Agreement, any other Transaction Document or any other instrument or document furnished pursuant thereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Agreement or the Receivables, any other Transaction Document or any other instrument or document furnished pursuant thereto or (y) the financial condition of any of the SPV, the Master Servicer or the Originators or the performance or observance by any of the SPV, the Master Servicer or the Originators of any of their respective obligations under the Agreement, any other Transaction Document, or any instrument or document furnished pursuant thereto.

(c)    Consent to Joinder. Each of the parties hereto consents to the foregoing joinder of Fifth Third in the capacities of Managing Agent of the Fifth Third Investor Group and as a Committed Investor, and any otherwise applicable conditions precedent thereto under the Agreement and the other Transactions Documents (other than as set forth herein) are hereby waived.

SECTION 3.    Non-Ratable Investment; Consent.

(a)    Non-Ratable Investment. Notwithstanding the requirements set forth in Sections 2.1, 2.2 and 2.3 of the Agreement that on the terms and subject to the conditions set forth in the Agreement, each applicable Investor makes Investments from the SPV ratably in accordance with its applicable Investor Group Percentage, the SPV hereby requests on a one-time basis that in connection with the removal of MUFG and Gotham as parties to the Agreement and the joinder of Fifth Third as a Managing Agent and an Investor, in each case, effective as of the date hereof, that otherwise on the terms and subject to the conditions set forth in the Agreement, Fifth Third make a non-ratable Investment on the date hereof in the amount set forth on Exhibit B hereto. For administrative convenience, the SPV hereby requests that Fifth Third fund such non-ratable Investment directly to the account of Gotham set forth on Exhibit B hereto for application to the “Payoff Amount” payable by the SPV to Gotham and MUFG under the Payoff Letter. The SPV shall be deemed to have received the proceeds of such non-ratable Investment upon payment thereof to such account of Gotham.

(b)    Investment. After giving effect to the foregoing Investment by Fifth Third and the payments of each of the applicable amounts set forth in the Payoff Letter, the aggregate Investment funded by PNC will be $105,000,000 and the aggregate Investment funded by Fifth Third will be $70,000,000.

(c)    Conditions of Purchase. Notwithstanding the foregoing, and for the avoidance of doubt, Fifth Third shall not be required to make or fund the purchase set forth above unless all the conditions precedent thereto set forth in the Agreement (including, without limitation, those set forth in Article V of the Agreement) have been satisfied; provided, however, that the provision of Section 2.3 of the Agreement requiring the delivery of an Investment Request in connection with each purchase is hereby waived solely with respect to the Fifth Third purchase to occur on the date hereof.

(d)    Consent. Each of the parties hereto consents to the foregoing non-ratable Investment to be funded by Fifth Third on a one-time basis, on the terms set forth in this Section 3.

SECTION 4.    Amendments to the Agreement. The Agreement is hereby amended to incorporate the changes shown on the marked pages to the Agreement attached hereto as Exhibit A. For the avoidance of doubt, after giving effect to this Amendment, the Commitments of each Committed Investor shall be:

PNC:         $105,000,000

Fifth Third:    $70,000,000

SECTION 5.    Representations and Warranties. Each of Valvoline and the SPV, as to itself, hereby represents and warrants to each of the other parties hereto as follows:

(a)    after giving effect to this Amendment, the Fee Letter and the transactions contemplated hereby and thereby, no Termination Event or Potential Termination Event shall exist;

(b)    the representations and warranties of such Person set forth in the Transaction Documents to which it is a party (as amended hereby) are true and correct as of the date hereof (except to the extent such representations and warranties relate solely to an earlier date and then as of such earlier date); and

(c)    this Amendment constitutes the legal, valid and binding obligations of such Person enforceable against such Person in accordance with their respective terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally and to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

SECTION 6.    Effectiveness. This Amendment shall become effective as of the date first above written upon receipt by the Agent of each of the following, each in form and substance satisfactory to the Agent:

(a)    counterparts of this Amendment duly executed by each of the parties hereto;

(b)    counterparts of the Related Agreements duly executed by each of the parties thereto and confirmation that any fees owing under the Fee Letter have been paid in full; and

(c)    such other documents and instruments as the Administrative Agent may reasonably request prior to the date hereof.

SECTION 7.    Reference to the Effect on the Transaction Documents.

(a)    On and after the effectiveness of this Amendment, each reference in the Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Agreement, and each reference in each of the other Transaction Documents to “the Transfer and Administration Agreement” or “the TAA,” “thereunder”, “thereof” or words of like import referring to the Agreement, shall mean and be a reference to the Agreement, as amended by this Amendment.

(b)    The Agreement and each of the related documents, as specifically amended by this Amendment, is and shall continue to be in full force and effect and is hereby in all aspects ratified and confirmed. The covenants and other obligations of the SPV and the Master Servicer (each in any capacity) shall continue under the Transaction Documents.

(c)    The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of Agent, any of the Investors or any Indemnified Party under the Agreement or any other Transaction Document, nor constitute a waiver of any provision of the Agreement or any other Transaction Document.

SECTION 8.    Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Delivery by facsimile or email of an executed signature page of this Amendment shall be effective as delivery of an executed counterpart hereof.

SECTION 9.    Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401-1 AND 5-1401-2 OF THE GENERAL OBLIGATIONS LAW, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF).

SECTION 10. Transaction Document. This Amendment shall be deemed to be a Transaction Document for all purposes of the Agreement and each other Transaction Document.

SECTION 11. Severability. If any one or more of the agreements, provisions or terms of this Amendment shall for any reason whatsoever be held invalid or unenforceable, then such agreements, provisions or terms shall be deemed severable from the remaining agreements, provisions and terms of this Amendment and shall in no way affect the validity or enforceability of the provisions of this Amendment or the Agreement.

SECTION 12. Section Headings. The various headings of this Amendment are included for convenience only and shall not affect the meaning or interpretation of this Amendment, the Agreement or any provision hereof or thereof.

SECTION 13. Ratification. After giving effect to this Amendment and each of the other agreements, documents and instruments contemplated in connection herewith, the

Parent Undertaking, along with each of the provisions thereof, remains in full force and effect and is hereby ratified and reaffirmed by the Parent and each of the other parties hereto.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

VALVOLINE LLC

By:	/s/ Lynn P. Freeman
Name:	Lynn P. Freeman
Title:	Vice President and Assistant Treasurer

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

Fourth Amendment to the TAA
(Valvoline - LEX Capital LLC)

LEX CAPITAL LLC

By:	/s/ Lynn P. Freeman
Name:	Lynn P. Freeman
Title:	President

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

Fourth Amendment to the TAA
(Valvoline - LEX Capital LLC)

VALVOLINE INC.

By:	/s/ Mary E. Meixelsperger
Name:	Mary E. Meixelsperger
Title:	Chief Financial Officer

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

Fourth Amendment to the TAA
(Valvoline - LEX Capital LLC)

PNC BANK, NATIONAL ASSOCIATION,
as the Agent, as a Managing Agent and as a
Committed Investor for the PNC Investor Group

By:	/s/ Henry Chan
Name:	Henry Chan
Title:	Senior Vice President

PNC BANK, NATIONAL ASSOCIATION,
as a Letter of Credit Issuer

By:	/s/ Henry Chan
Name:	Henry Chan
Title:	Senior Vice President

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Fourth Amendment to the TAA
(Valvoline - LEX Capital LLC)

FIFTH THIRD BANK, NATIONAL
ASSOCIATION, as a Managing Agent for the
Fifth Third Investor Group

By:	/s/ Dylan James
Name:	Dylan James
Title:	Officer

FIFTH THIRD BANK, NATIONAL
ASSOCIATION, as a Committed Investor for the
Fifth Third Investor Group

By:	/s/ Dylan James
Name:	Dylan James
Title:	Officer

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Fourth Amendment to the TAA
(Valvoline - LEX Capital LLC)

EXHIBIT A

[Attached]

Exhibit A

 ~~CONFORMED THROUGH~~EXECUTION VERSION

~~Third~~Exhibit A to Fourth Amendment, dated April ~~22, 2020~~27, 2021

TRANSFER AND ADMINISTRATION AGREEMENT

Dated as of November 29, 2016

by and among

LEX CAPITAL LLC,

VALVOLINE LLC,
and each other entity from time to time party hereto
as an Originator, as Originators,

VALVOLINE LLC,
as initial Master Servicer,

PNC BANK, NATIONAL ASSOCIATION,
as the Agent, a Letter of Credit Issuer, a Managing Agent and
a Committed Investor,

~~MUFG~~FIFTH THIRD BANK, ~~LTD.~~NATIONAL ASSOCIATION,
as a Managing Agent~~, an Administrator~~ and a Committed ~~Investor,GOTHAM FUNDING CORPORATION,~~
~~as a Conduit Investor and an Uncommitted~~ Investor,

PNC CAPITAL MARKETS, LLC,
as Structuring Agent,

and

THE VARIOUS INVESTOR GROUPS, MANAGING AGENTS, LETTER OF CREDIT ISSUERS AND ADMINISTRATORS FROM TIME TO TIME PARTIES HERETO

This TRANSFER AND ADMINISTRATION AGREEMENT (this “Agreement”), dated as of November 29, 2016, by and among:

(1)    LEX CAPITAL LLC, a Delaware limited liability company (the “SPV”);

(2)    VALVOLINE LLC, a Delaware limited liability company (“Valvoline LLC”), and each other entity from time to time party hereto as an “Originator” pursuant to a joinder agreement substantially in the form of Exhibit E hereto (each, an “Originator” and collectively, the “Originators”);

(3)    VALVOLINE LLC, as initial Master Servicer;

(4)    PNC BANK, NATIONAL ASSOCIATION (“PNC”), as the Agent, a Letter of Credit Issuer, a Managing Agent and a Committed Investor;

(5)    ~~MUFG~~FIFTH THIRD BANK, ~~LTD. (“MUFG~~NATIONAL ASSOCIATION (“Fifth Third”), as a Managing Agent~~, an Administrator~~ and a Committed Investor;

(6~~)    GOTHAM FUNDING CORPORATION, a Delaware corporation (“Gotham”), as a Conduit Investor and an Uncommitted Investor;(7~~)    the various Investor Groups, Managing Agents, Letter of Credit Issuers and Administrators from time to time parties hereto; and

~~(8~~(7)    PNC CAPITAL MARKETS LLC, a Pennsylvania limited liability company, as the Structuring Agent.

ARTICLE I

DEFINITIONS

SECTION 1.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Administrators” means ~~the Gotham Administrator and~~ any ~~other~~ Person that becomes a party to this Agreement as an “Administrator”.

“Adverse Claim” means a Lien on any Person’s assets or properties in favor of any other Person; provided that “Adverse Claim” shall not include any “precautionary” financing statement filed by any Person not evidencing any such Lien.

“Affected Assets” means, collectively, (a) the Receivables, (b) the Related Security, (c) with respect to any Receivable, all rights and remedies of the SPV under the First Tier Agreement, together with all financing statements filed by the SPV against the Originators in connection therewith, and (d) all proceeds of the foregoing.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, owns, is in control of, is controlled by, or is under common control with such Person, in each case whether beneficially, or as a trustee, guardian or other fiduciary. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to

Originator or the Master Servicer as uncollectible, or (c) which, consistent with the Credit and Collection Policy, would be written off as uncollectible.

“Closing Date” means November 29, 2016.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto.

“Collections” means, with respect to any Receivable, all cash collections and other cash proceeds of such Receivable, including (i) all scheduled interest and principal payments, and any applicable late fees, in any such case, received and collected on such Receivable, (ii) all proceeds received by virtue of the liquidation of such Receivable, net of expenses incurred in connection with such liquidation, (iii) all proceeds received (net of any such proceeds which are required by law to be paid to the applicable Obligor) under any damage, casualty or other insurance policy with respect to such Receivable, (iv) all cash proceeds of the Related Security related to or otherwise attributable to such Receivable, and (v) all Deemed Collections, Repurchase Price amounts and other payments received with respect to such Receivable, but, for the avoidance of doubt, excluding any Excluded Amounts.

“Commercial Paper” means the promissory notes issued or to be issued by a Conduit Investor (or its related commercial paper issuer if such Conduit Investor does not itself issue commercial paper) in the commercial paper market.

“Commitment” means, with respect to each Committed Investor, as the context requires, (a) the commitment of such Committed Investor to make Investments (including Investments funding the reimbursement of each Letter of Credit Issuer for draws on its Letters of Credit) and to pay Assignment Amounts in accordance herewith in an amount not to exceed the amount described in the following clause (b), and (b) the dollar amount set forth opposite such Committed Investor’s signature on the signature pages hereof under the heading “Commitment” (or, in the case of a Committed Investor which becomes a party hereto ~~pursuant to an Assignment and Assumption Agreement~~after the Closing Date, as set forth in ~~such~~the Assignment and Assumption Agreement or other agreement pursuant to which such Committed Investor became a party hereto in accordance with the terms hereof), minus the dollar amount of any Commitment or portion thereof assigned by such Committed Investor pursuant to an Assignment and Assumption Agreement, plus the dollar amount of any increase to such Committed Investor’s Commitment consented to by such Committed Investor prior to the time of determination; provided that if the Facility Limit is reduced, the aggregate of the Commitments of all the Committed Investors shall be reduced in a like amount and the Commitment of each Committed Investor shall be reduced in proportion to such reduction.

“Commitment Fee” is defined in the Master Fee Letter.

“Commitment Termination Date” means ~~November 19, 2021,~~April 26, 2024, or such later date to which the Commitment Termination Date may be extended by the SPV, the Agent and the Committed Investors (in their sole discretion).

“Committed Investors” means (a) for the PNC Investor Group, the PNC Committed Investors, (b) for the ~~MUFG~~Fifth Third Investor Group, the ~~Gotham~~Fifth Third Committed

Investors, and (c) for any other Investor Group, each of the Persons executing this Agreement in the capacity of a “Committed Investor” for such Investor Group in accordance with the terms of this Agreement, and, in each case, successors and permitted assigns.

“Concentration Limits” shall, at any time, be deemed exceeded:

(a)    with respect to each Special Designated Obligor, if the aggregate Unpaid Balance of all Eligible Receivables relating to such Special Designated Obligor (together with its subsidiaries and Affiliates), exceeds the Applicable Special Designated Obligor Percentage of the Aggregate Unpaid Balance at such time;

(b)    with respect to each Obligor other than a Special Designated Obligor, if the aggregate Unpaid Balance of all Eligible Receivables relating to such Obligor (and any other Obligor(s) aggregated with it for such purpose pursuant to the rules of construction set forth in the definitions of Group A, B and C Obligor below, respectively), exceeds the applicable percentage of the Aggregate Unpaid Balance specified below;

Group	Concentration Limit Percentage
Group A Obligor	20.0%
Group B Obligor	10.0%
Group C Obligor	6.67%
Group D Obligor	if such Group D Obligor is the Largest Group D Obligor, 7.0%, otherwise, 5.0%

(c)    if the aggregate Unpaid Balance of all Extended Term Receivables ~~61-90 (at any time prior to the COVID-19 Extension End Date, excluding COVID-19 Extended Terms Receivables) exceeds 50.0~~91-120 exceeds 15.0% of the Aggregate Unpaid Balance at such time;

(d)    if the aggregate Unpaid Balance of all Extended Term Receivables ~~91-195 (at any time prior to the COVID-19 Extension End Date, excluding COVID-19 Extended Terms Receivables) exceeds 35.0~~121-150 exceeds 10.0% of the Aggregate Unpaid Balance at such time;

(e)    if the aggregate Unpaid Balance of all Extended Term Receivables ~~196-360 (at any time prior to the COVID-19 Extension End Date, excluding COVID-19 Extended Terms Receivables) exceeds 3.5~~151-360 exceeds 10.0% of the Aggregate Unpaid Balance at such time;

(f)    if the aggregate Unpaid Balance of all Eligible Receivables, the Obligors of which are Official Bodies, exceeds 1.0% of the Aggregate Unpaid Balance at such time;

(g)    if the aggregate Unpaid Balance of all Eligible Receivables, the Obligors of which are Eligible Foreign Obligors, exceeds 1.0% of the Aggregate Unpaid Balance at such time;

(h)    if the aggregate Unpaid Balance of all Eligible Receivables, the Obligors of which are Canadian Obligors, exceeds 3.0% of the Aggregate Unpaid Balance at such time;

(i)    if the aggregate Unpaid Balance of all Eligible Receivables for which the related merchandise has been shipped, but has not yet been delivered, to the related Obligor exceeds 3.0% of the Aggregate Unpaid Balance at such time; or

(j)    if the aggregate Unpaid Balance of all ~~COVID-19 Modified Receivables exceeds (i) at any time prior to the COVID-19 Extension End Date, $50,000,000 (or such greater amount as the Agent and each Managing Agent may designate in writing) and (ii) thereafter, $0.~~Eligible Receivables, the Obligors of which are a federal Official Body, exceeds 1.0% of the Aggregate Unpaid Balance at such time.

“Conduit Assignee” means, with respect to any Conduit Investor, any special purpose entity that finances its activities directly or indirectly through asset backed commercial paper and is administered by a Managing Agent or any of its Affiliates and designated by such Conduit Investor’s Managing Agent from time to time to accept an assignment from such Conduit Investor of all or a portion of the Net Investment.

“Conduit Investment Termination Date” means, with respect to any Conduit Investor, the date of the delivery by such Conduit Investor to the SPV of written notice that such Conduit Investor elects, in its sole discretion, to permanently cease to fund Investments hereunder.

“Conduit Investor” means ~~Gotham and~~ any ~~other~~ Person that shall become a party to this Agreement in the capacity as a “Conduit Investor” and any Conduit Assignee of any of the foregoing.

“Contract” means, in relation to any Receivable, any and all contracts, instruments, agreements, leases, invoices, notes, or other writings pursuant to which such Receivable arises or which evidence such Receivable or under which an Obligor becomes or is obligated to make payment in respect of such Receivable.

~~“COVID-19 Emergency” means collectively, the public health emergency declared by the United States Secretary of Health and Human Services on January 27, 2020, with respect to the 2019 Novel Coronavirus and all related federal and state emergency declarations and measures.~~

~~“COVID-19 Extended Terms Receivable” is defined in Schedule IV.~~

~~“COVID-19 Extension End Date” means the first Business Day after the Settlement Date falling in October 2020 or such later date as the Agent and each Managing Agent may designate in writing.~~

~~“COVID-19 Modified Receivable” means a Receivable subject to a COVID-19 Permitted Modification.~~

~~“COVID-19 Permitted Modifications” is defined in Schedule IV.~~

“CP Rate” is defined in Section 2.4.

“Credit and Collection Policy” means Valvoline LLC’s credit and collection policy or policies and practices relating to Receivables as in effect on the Closing Date and set forth in Exhibit B, as modified, from time to time, in compliance with Sections 6.1(a)(vii) and 6.2(c).

“CRR” means Regulation (EU) No. 575/2013 of the European Parliament and the Council of June 26, 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No. 648/2012, together with the related implementing technical standards and regulatory technical standards and any related regulatory guidance published by the European Banking Authority and adopted by the European Commission.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Deemed Collections” means any Collections on any Receivable deemed to have been received pursuant to Sections 2.6.

“Deemed Financial Covenants” means any one of the “financial covenants” set forth in Section 7.11 of the Parent Credit Agreement (or any replacement or successor to such Section or any similar section or sections in any replacement senior credit agreement) as in effect immediately prior to the initial occurrence of (i) any Committed Investor and each of its Affiliates, if applicable, ceasing to be a party to the Parent Credit Agreement as a lender thereunder or (ii) any amendment, restatement, waiver or supplement thereto to which any Managing Agent does not consent pursuant to Section 6.3.

“Default Rate” means a per annum rate equal to the sum of (a) the Base Rate plus (b) 2.00%.

“Defaulted Receivable” means a Receivable as to which any payment, or part thereof, remains unpaid for 61 days or more from the original due date for such payment ~~(or, in the case of any COVID-19 Modified Receivable, the due date as extended).~~

“Deferred Purchase Price” is defined in the First Tier Agreement.

“Disqualified Equity Interests” has the meaning assigned to such term in the Parent Credit Agreement.

“Dollar” or “$” means the lawful currency of the United States.

“Downgrade Collateral Account” is defined in Section 3.2(a).

“Downgrade Draw” is defined in Section 3.2(a).

“Eligible Foreign Obligor” means an Obligor that (i) is neither a U.S. Obligor nor a Canadian Obligor nor an Official Body and (ii) is organized in, or has a head office (domicile), registered office and chief executive office located in, a country that is reasonably acceptable to the Agent.

“Eligible Investments” means any of the following investments denominated and payable solely in Dollars: (a) readily marketable debt securities issued by, or the full and timely payment of which is guaranteed by the full faith and credit of, the federal government of the United States, (b) insured demand deposits, time deposits and certificates of deposit of any commercial bank rated “A-1” by S&P, “P-1” by Moody’s and “A-1” by Fitch (if rated by Fitch), (c) no load money market funds rated in the highest ratings category by each of the rating agencies (without the “r” symbol attached to any such rating by S&P), and (d) commercial paper of any corporation incorporated under the laws of the United States or any political subdivision thereof, provided that such commercial paper is rated “A-1” by S&P, “P-1” by Moody’s and “A-1” by Fitch (if rated by Fitch) (without the “r” symbol attached to any such rating by S&P).

“Eligible Receivable” means, at any time, any Receivable:

(a)    which was originated by an Originator in the ordinary course of its business in accordance with its Credit and Collection Policy;

(b)    (i)    with respect to which each of the applicable Originator and the SPV has performed all obligations required to be performed by it thereunder or under any related Contract, including shipment of the merchandise and/or the performance of the services purchased thereunder, but excluding the applicable Originator’s obligation to deliver the related merchandise to the Obligor’s destination if such Originator has shipped the related merchandise to such Obligor; provided, however, that if the related merchandise has not been delivered to the Obligor by the thirtieth (30th) day following such shipment, such Receivable shall not constitute an Eligible Receivable; (ii) which has been billed to the relevant Obligor; and (iii~~) (A~~) which, according to the Contract related thereto, is required to be paid in full within (~~x~~A) if such Obligor is one of the Obligors listed on Schedule 1.1, the applicable time period appearing opposite the name of such Obligor on such Schedule 1.1 (it being understood and agreed that such Schedule 1.1 may be amended, supplemented or otherwise modified from time to time by mutual written agreement of the Agent, each Managing Agent, the Master Servicer and the SPV, each acting in its sole discretion), or (~~y~~B) if such Obligor is any other Person, ~~90~~120 days of the original billing date therefor ~~or, (B) prior to the COVID-19 Extension End Date, is a COVID-19 Extended Terms Receivable;~~

(c)    which satisfies all applicable requirements of the Credit and Collection Policy;

(d)    which has been sold or contributed to the SPV pursuant to (and in accordance with) the First Tier Agreement and to which the SPV has good and marketable title, free and clear of all Adverse Claims;

(e)    the Obligor of which (i) is not a natural person, (ii) is not an Affiliate of any of the parties hereto, (iii) if such Obligor is an Official Body, is both a U.S. Obligor and a federal, state or municipal ~~(rather than federal)~~ Official Body, and (iv) is a U.S. Obligor, a Canadian Obligor or an Eligible Foreign Obligor; provided, that to the extent the Obligor of such Receivable is an Official Body, the SPV, the Master Servicer and the Originators shall not be required to comply with any Assignment of Claims Act;

(f)    the Obligor of which has been directed to make all payments to a Blocked Account;

(g)    which is assignable without the consent of, or notice to, the Obligor thereunder unless such consent has been obtained and is in effect or such notice has been given;

(h)    which, together with the related Contract, is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor enforceable against such Obligor in accordance with its terms and is not subject to any asserted litigation, dispute, offset, holdback, counterclaim or other defense; provided that with respect to offsets and holdbacks only the portion of such Receivable that is the subject of such offset or holdback shall be deemed to be ineligible pursuant to the terms of this clause (h);

(i)    which is denominated in Dollars and payable only in Dollars in the United States or Canada;

(j)    which is not a Defaulted Receivable;

(k)    which is not a Charged-Off Receivable;

(l)    ~~other than any COVID-19 Permitted Modifications with respect to a COVID-19 Modified Receivable,~~ which has not been compromised, adjusted or modified (including by the extension of time for payment or the granting of any discounts, allowances or credits); provided that only such portion of such Receivable that is the subject of such compromise, adjustment or modification shall be deemed to be ineligible pursuant to the terms of this clause (l);

(m)    which is an “account” within the meaning of Article 9 of the UCC of all applicable jurisdictions and is not evidenced by instruments or chattel paper;

(n)    which, together with the Contract related thereto, does not contravene in any material respect any Laws applicable thereto (including Laws relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy);

(o)    the assignment of which under the First Tier Agreement by the applicable Originator to the SPV and hereunder by the SPV to the Agent does not violate, conflict or contravene any applicable Law or any enforceable contractual or other restriction, limitation or encumbrance unless such consent has been obtained and is in effect;

(p)    which (together with the Related Security related thereto) has been the subject of either a valid transfer and assignment from, or the grant of a first priority perfected security interest therein by, the SPV to the Agent, on behalf of the Investors, of all of the SPV’s right, title and interest therein, effective until the Final Payout Date (unless repurchased by the SPV at an earlier date pursuant to this Agreement);

(q)    not more than 35.0% of the Receivables owed by the Obligor of which are Defaulted Receivables at the time of such Receivable’s purchase by the SPV;

(r)    such Receivable does not meet the criteria set forth in the First Tier Agreement’s definition of “Retained Receivable”; and

(s)    the Obligor of which is not a Sanctioned Person.

Notwithstanding the foregoing, Offset Payables shall be excluded from Eligible Receivables and any calculations with respect thereto in all respects at any time.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination; provided that Equity Interests shall not include any securities to the extent constituting “Indebtedness” for purposes of this Agreement.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974 and any regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means, with respect to any Person, any corporation, partnership, trust, sole proprietorship or trade or business which, together with such Person, is treated as a single employer under Section 414(b) or (c) of the Code or, with respect to any liability for contributions under Section 302(c) of ERISA, Section 414(m) or Section 414(o) of the Code.

“Erroneous Payment” has the meaning assigned to it in Section 10.12(a).

“Erroneous Payment Notice” has the meaning assigned to it in Section 10.12(a).

“Event of Bankruptcy” means, with respect to any Person, (a) that such Person becomes unable or admits in writing its inability or fails generally to pay its debts as they become due; (b)

“Extended Term Receivables ~~61~~91-~~90~~120” means all Eligible Receivables ~~with maturities greater than 60~~as to which remaining payment terms (computed in days and calculated based on the difference between the date of determination and the stated due date for payment) of invoices are for more than 90 days but not more than ~~90~~120 days.

“Extended Term Receivables ~~91~~121-~~195~~150” means all Eligible Receivables ~~with maturities greater than 90~~as to which remaining payment terms (computed in days and calculated based on the difference between the date of determination and the stated due date for payment) of invoices are for more than 120 days but not more than ~~195~~150 days.

“Extended Term Receivables ~~196~~151-360” means all Eligible Receivables ~~with maturities greater than 195~~as to which remaining payment terms (computed in days and calculated based on the difference between the date of determination and the stated due date for payment) of invoices are for more than 150 days but not more than 360 days.

“Facility Limit” means at any time the lesser of (i) $175,000,000 and (ii) the aggregate Commitments then in effect, as reduced in accordance with Section 2.16.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Fee Letter” means either the Master Fee Letter, any Upfront Fee Letter or any L/C Fee Letter, and “Fee Letters” means, collectively, the Master Fee Letter, all such Upfront Fee Letters and all such L/C Fee Letters.

“Fifth Third” is defined in the preamble.

“Fifth Third Investor Group” is defined in the definition of Investor Group.

“Final Payout Date” means the date, after the Termination Date, on which the Net Investment has been reduced to zero, all accrued Servicing Fees have been paid in full and all other Aggregate Unpaids have been paid in full in cash.

“Financial Covenant” means any one of the “financial covenants” set forth in Section 7.11 of the Parent Credit Agreement (or any replacement or successor to such Section or any similar section or sections in any replacement senior credit agreement) at such time.

“Financial Covenant Amendment” is defined in Section 6.3.

“Financial Covenant Grace Period” is defined in Section 7.5(f).

“First Tier Agreement” means the Sale Agreement, dated as of the Closing Date, among the Originators and the SPV.

“Foreign Currency Receivable” means a Foreign Receivable denominated in a currency other than Dollars.

“Foreign Receivable” means any Receivable, the Obligor of which is not a U.S. Obligor.

“Fronting Exposure” means, at any time there is a new Committed Investor that has joined this Agreement via a joinder pursuant to Section 3.4(d) or an assignment pursuant to Section 11.8(b), with respect to the Letter of Credit Issuers, such new Committed Investor’s pro rata share of the outstanding amount of the Letter of Credit Liability.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such accounting profession, in effect from time to time.

~~“Gotham” is defined in the Preamble.~~

~~“Gotham Administrator” means MUFG or an Affiliate thereof, as administrator for Gotham, or MUFG or an Affiliate thereof, as administrator for any Conduit Assignee of Gotham.~~

~~“Gotham Committed Investor” means each financial institution party to this Agreement as a Gotham Committed Investor.~~

“Group A Obligor” means any Obligor (or its parent or majority owner, as applicable, if such Obligor is not rated) with a short-term rating of at least: (a) “A-1” by S&P, or if such Obligor does not have a short-term rating from S&P, a rating of “A+” or better by S&P on such Obligor’s, its parent’s, or its majority owner’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities, or (b) “P-1” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, “Al” or better by Moody’s on such Obligor’s, its parent’s or its majority owner’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities; provided, that if an Obligor (or its parent or majority owner, as applicable, if such Obligor is not rated) is rated by both S&P and Moody’s and such ratings are not equivalent, such Obligor (or its parent or majority owner, as applicable, if such Obligor is not rated) shall be deemed to have the lower of such ratings for the purposes of this definition. Notwithstanding the foregoing, any Obligor that is a Subsidiary of an Obligor that satisfies the definition of “Group A Obligor” shall be deemed to be a Group A Obligor and shall be aggregated with the Obligor that satisfies such definition for the purposes of determining the “Concentration Reserve Percentage,” “Obligor Percentage” and “Concentration Limits” pursuant to clause (b) of the definition thereof for such Obligors, unless such deemed Obligor is separately rated by S&P or Moody’s and separately satisfies the definition of “Group A Obligor,” “Group B Obligor,” “Group C Obligor” or “Group D Obligor,” in which case, such Obligor shall be separately treated as a Group A Obligor, Group B Obligor, Group C Obligor or Group D Obligor, as the case may be, and shall be aggregated and combined for such purposes with any of its Subsidiaries that are Obligors.

“Group B Obligor” means an Obligor (or its parent or majority owner, as applicable, if such Obligor is not rated) that is not a Group A Obligor, with a short-term rating of at least: (a) “A-2” by S&P, or if such Obligor does not have a short-term rating from S&P, a rating of “BBB+” to “A” by S&P on such Obligor’s, its parent’s or its majority owner’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities, or (b) “P-2” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, “Baal” to “A2” by Moody’s on of Investment accruing Yield calculated by reference to the CP Rate at such time (determined for such purpose using the CP Rate most recently determined by its Administrator).

“Investment” is defined in Section 2.2(a).

“Investment Date” is defined in Section 2.3(a).

“Investment Request” means each request substantially in the form of Exhibit C.

“Investor(s)” means the Conduit Investors, the Committed Investors and/or the Uncommitted Investors, as the context may require.

“Investor Group” means each of the following groups of Investors:

(a)    PNC, as Managing Agent, and the PNC Committed Investors from time to time party hereto (the “PNC Investor Group”);

(b)    ~~Gotham, any Conduit Assignee thereof, MUFG, as Administrator and~~Fifth Third, as Managing Agent~~,~~ and the ~~Gotham~~Fifth Third Committed Investors from time to time party hereto (the “~~MUFG~~Fifth Third Investor Group”);

(c)    any Conduit Investor, if applicable, its Administrator, if applicable, Managing Agent and the related Committed Investors from time to time party hereto.

“Investor Group Percentage” means, for any Investor Group, the percentage equivalent (carried out to five decimal places) of a fraction the numerator of which is the aggregate amount of the Commitments of all Committed Investors in that Investor Group and the denominator of which is the sum of such numerators for each of the Investor Groups.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means, with respect to any Letter of Credit, the L/C Request, the Letter of Credit Application, and any other document, agreement and instrument entered into by a Letter of Credit Issuer and the SPV or in favor of such Letter of Credit Issuer and relating to any such Letter of Credit.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as an Investment. All L/C Borrowings shall be denominated in Dollars.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Fee Expectation” is defined in Section 2.17(g).

“Letter of Credit Sublimit” means, at any time, an amount equal to the lesser of (i) $125,000,000 and (ii) the Facility Limit.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any financing lease having substantially the same economic effect as any of the foregoing).

“Majority Investors” means, at any time, those Committed Investors that hold Commitments aggregating in excess of 66 2/3% of the Facility Limit as of such date (or, if the Commitments shall have been terminated, the Investors whose aggregate pro rata shares of the Net Investment exceed 66 2/3% of the Net Investment)~~.~~, provided, however, that at any time there are (a) two or fewer Committed Investors at such time, Majority Investors shall include all Committed Investors and (b) more than two Committed Investors at such time, Majority Investors shall include no less than two Committed Investors.

“Managing Agent” means, with respect to any Investor Group, the Person acting as Managing Agent for such Investor Group and designated as such on the signature pages hereto or in any Assignment and Assumption Agreement for such Investor Group under this Agreement, and each of its successors and assigns.

“Master Fee Letter” means the confidential letter agreement among the SPV, Valvoline LLC and the Managing Agents for the Investor Groups.

“Master Servicer” is defined in Section 7.1.

“Master Servicer Default” is defined in Section 7.5.

“Master Servicer Indemnified Amounts” is defined in Section 9.2.

“Master Servicer Indemnified Parties” is defined in Section 9.2.

“Master Servicer Report” means a report, in substantially the form attached hereto as Exhibit F or in such other form as is mutually agreed to by the SPV, the Master Servicer and the Agent, furnished by the Master Servicer pursuant to Section 2.8.

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that materially and adversely affects (a) the collectability of a material portion of the Receivables, (b) the operations, business, properties, liabilities (actual or contingent), or condition (financial or otherwise) of the SPV individually or Parent and its consolidated Subsidiaries (taken as a whole), (c) the ability of the SPV, the Master Servicer or any of the Originators to perform its respective obligations under the Transaction Documents to which it is a party, or (d) the rights of or benefits available to the Agent, the Managing Agents or the Investors under the Transaction Documents.

“Material Subsidiary” means any Subsidiary that is not an Immaterial Subsidiary.

“Maximum Commitment” means, as of any date of determination, the sum of the maximum Commitments of all Committed Investors hereunder.

“Maximum Net Investment” means, at any time, an amount equal to the aggregate Commitments of the Committed Investors and rounded down to the nearest $1,000. Effective as of the Closing Date, the PNC Committed Investor has no related Conduit Investor.

“Minimum Funding Threshold” means an amount equal to the lesser of (a) the product of (i) ~~50.00~~33.00% times (ii) the Facility Limit at such time and (b) the Net Pool Balance less the Required Reserves at such time; provided, however, that on any day that is a Minimum Funding Threshold Holiday, the Minimum Funding Threshold shall be zero ($0).

“Minimum Funding Threshold Holiday” means any day (or period of days) designated as a Minimum Funding Threshold Holiday by the SPV in writing to the Agent; provided, however, that the SPV shall not designate more than thirty (30) days as Minimum Funding Threshold Holidays in any calendar year, and all days designated as Minimum Funding Threshold Holidays in any calendar year shall be consecutive days comprising a single period.

“Moody’s” means Moody’s Investors Service, Inc., or any successor that is a nationally recognized statistical rating organization.

~~“MUFG” is defined in Preamble.~~

~~“MUFG Investor Group” is defined in the definition of Investor Group.~~

“Multiemployer Plan” is defined in Section 4001(a)(3) of ERISA.

“Net Investment” at any time means (a) the sum of (i) the cash amounts paid to the SPV pursuant to Sections 2.2 and 2.3, together with the amount of any funding under a Program Support Agreement allocated to the Interest Component at the time of such funding and (ii) without duplication, the Letter of Credit Liability less (b) the aggregate amount of Collections theretofore received and applied to reduce such Net Investment pursuant to Section 2.12; provided that the Net Investment shall be restored and reinstated in the amount of any Collections so received and applied if at any time the distribution of such Collections is rescinded or must otherwise be returned for any reason; and provided further that the Net Investment shall be increased by the amount described in Section 3.1(b) as described therein.

“Net Pool Balance” means, at any time, (a) the Aggregate Unpaid Balance at such time, minus (b) for each category of Receivables subject to a Concentration Limit, the amount by which the Unpaid Balances of any Eligible Receivable or category of Eligible Receivables exceeds the applicable Concentration Limits set forth in the definition of “Concentration Limit”.

“Non-Extension Notice Date” is defined in Section 2.17(b)(iii).

“Non-Originator Receivable” means, any Receivable or other obligation owed to a Person not constituting an Originator.

“NRSRO” means a nationally recognized statistical rating organization, as determined from time to time by the U.S. Securities and Exchange Commission.

“Obligor” means, with respect to any Receivable, the Person obligated to make payments in respect of such Receivable pursuant to a Contract.

“Official Body” means any government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of any such government or political subdivision, or any court, tribunal, grand jury or arbitrator, or any accounting board or authority (whether or not a part of government) which is responsible for the establishment or interpretation of national or international accounting principles, in each case whether foreign or domestic.

“Offset Payables” means an amount equal to 2% of the Unpaid Balance of all Receivables as of such date of determination; provided that in connection with their receipt of each annual audit received pursuant to Section 6.1(a)(i)(B), the Managing Agents in their reasonable credit judgment and after evaluation of the results of such audit may ~~increase~~adjust such percentage to an amount not to exceed 8.0% so long as (x) such increase is approved by the Majority Investors and (y) the Agent has provided the SPV and the Master Servicer with at least ten (10) Business Days’ advance notice of such increase.

“Offshore Rate” is defined in Section 2.4.

“Originator” is defined in the Preamble.

“Overnight Bank Funding Rate” is defined in Section 2.4.

“Parent” means Valvoline Inc., a Kentucky corporation.

“Parent Credit Agreement” means the Credit Agreement, dated as of July 11, 2016, among Parent (as successor to Valvoline Finco One LLC), as borrower, various financial institutions and The Bank of Nova Scotia, as lender, swing line lender, l/c issuer and as administrative agent.

“Parent Undertaking” means the Parent Undertaking, dated as of the Closing Date, executed by Parent in favor of the Agent for the benefit of itself and the Secured Parties.

“Pension Plan” means an employee pension benefit plan as defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a Multiemployer Plan) and to which any Originator, the SPV or an ERISA Affiliate of any of them may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Person” means an individual, partnership, limited liability company, corporation, joint stock company, trust (including a business trust), unincorporated association, joint venture, firm, enterprise, Official Body or any other entity.

“Transaction Costs” is defined in Section 9.5(a).

“Transaction Documents” means, collectively, this Agreement, the First Tier Agreement, the Parent Undertaking, the Fee Letters, the Blocked Account Agreements, each Letter of Credit Application, each Assignment and Assumption Agreement and all of the other instruments, documents and other agreements executed and delivered by the Master Servicer, any Originator or the SPV in connection with any of the foregoing.

“Transaction Information” means any information with respect to the transactions set forth in any Transaction Document and any Transaction Document or related documentation, certificate, report or agreement itself, including but not limited to any information about the characteristics of the Affected Assets or the legal structure of the transfer of such assets, including, without limitation, information in connection with the SPV or the Affected Assets.

“UCC” means the Uniform Commercial Code as in effect in the applicable jurisdiction or jurisdictions.

“Uncommitted Investor” means ~~Gotham and~~ any ~~other~~ Conduit Investor designated as an “Uncommitted Investor” for any Investor Group and any of their respective Conduit Assignees.

“Unpaid Balance” of any Receivable means at any time the unpaid principal amount thereof.

“Unreimbursed Amount” is defined in Section 2.17(c).

“Upfront Fee Letter” means any confidential letter agreement, dated as of the Closing Date, among the SPV, Valvoline LLC, an Investor and/or the Structuring Agent, setting forth certain fees payable by the SPV and/or Valvoline to such Investor and/or the Structuring Agent on the Closing Date in connection with the transactions contemplated hereby.

“U.S.” or “United States” means the United States of America (and when used in this Agreement shall include the District of Columbia and Puerto Rico).

“U.S. Obligor” means an Obligor that (i) is an Official Body of the United States of America (or of a United States of America territory, district, state, commonwealth, or possession, including, without limitation, Puerto Rico and the U.S. Virgin Islands) or any political subdivision thereof, or (ii) is a corporation or other business organization and is organized under the laws of the United States of America (or of a United States of America territory, district, state, commonwealth, or possession, including, without limitation, Puerto Rico and the U.S. Virgin Islands) or any political subdivision thereof.

“Valvoline Credit” means a credit applied to all or a portion of a Receivable owed by a distributor for products sold by Valvoline after the original sale of such products to such distributor and such distributor has delivered such products (or a portion of such products) to a third-party Obligor on Valvoline’s behalf and such delivery has resulted in the creation of a new Receivable from such third-party Obligor; provided that the third-party Obligor must be an Obligor with all Receivables owing to Valvoline financed solely by this Receivables Facility.

(a)    Investments. On the Closing Date, and thereafter from time to time prior to the Termination Date, on request of the SPV in accordance with Section 2.3, each Managing Agent (on behalf of the applicable Investors as determined pursuant to Section 2.3) shall pay to the SPV the applicable Investor Group Percentage of an amount equal in each instance to the lesser of (i) the amount requested by the SPV under Section 2.3(a), and (ii) the largest amount that will not cause (A) the Net Investment to exceed the Maximum Net Investment and (B) the sum of the Net Investment and Required Reserves to exceed the Net Pool Balance. Each such payment is herein called an “Investment.”

(b)    Reinvestments. On each Business Day during the Reinvestment Period, the Master Servicer, on behalf of the Agent (on behalf of the Managing Agents and the Investors), shall pay to the SPV, out of Collections, the amount available for Reinvestment in accordance with Section 2.12(a)(iii). Each such payment is hereinafter called a “Reinvestment.” All Reinvestments with respect to the applicable Investor Group Percentage of the Asset Interest shall be made ratably on behalf of the Investors in the relevant Investor Group in accordance with the respective outstanding portions of the Net Investment funded by them.

(c)    After Final Payout Date. On each Business Day on and after the Final Payout Date, the Master Servicer, on behalf of the Agent, shall pay to the SPV an amount equal to the Collections of Receivables received by the SPV less the accrued and unpaid Servicing Fee (and the SPV (or the Master Servicer on its behalf) shall apply such Collections in the manner described in Section 2.14).

(d)    SPV Payments Limited to Collections. Notwithstanding any provision contained in this Agreement to the contrary, no Managing Agent shall, nor shall be obligated (whether on behalf of the applicable Uncommitted Investor or the Committed Investors in such Managing Agent’s Investor Group), to pay any amount to the SPV as the purchase price of Receivables pursuant to subsections (b) and (c) above except to the extent of Collections on Receivables available for distribution to the SPV in accordance with this Agreement. Any amount that any Managing Agent (whether on behalf of the Uncommitted Investors or the Committed Investors in such Managing Agent’s Investor Group) does not pay pursuant to the preceding sentence shall not constitute a claim (as defined in § 101 of the Bankruptcy Code) against or corporate obligation of such Managing Agent for any such insufficiency unless and until such amount becomes available for distribution to the SPV under Section 2.12.

SECTION 2.3 Investment Procedures.

(a)    Notice. The SPV shall request an Investment hereunder, by request to the Agent (which shall promptly provide a copy to each Managing Agent) given by e-mail in the form of an Investment Request by ~~at least~~not later than noon ~~one (1) Business Day prior to~~(New York City time) on the proposed date of any Investment (including the initial Investment). Each such Investment Request shall specify (i) the desired amount of such Investment (which shall be at least $~~1,000,000~~100,000 in the aggregate for all Investor Groups or an integral aggregate multiple of $100,000 in excess thereof for all Investor Groups or, to the extent that the then available unused portion of the Maximum Net Investment is less than such amount, such lesser amount equal to such available unused portion of the Maximum Net Investment), and (ii) the desired date of such Investment (the “Investment Date”) which shall be a Business Day.

(d)    The Master Servicer may delegate its duties and obligations hereunder to any subservicer (each, a “Sub-Servicer”); provided that, in each such delegation, (i) such Sub-Servicer shall agree in writing to perform the duties and obligations of the Master Servicer pursuant to the terms hereof, (ii) the Master Servicer shall remain primarily liable to the SPV, the Agent, the Managing Agents and the Investors for the performance of the duties and obligations so delegated, (iii) the SPV, the Originators and the Majority Investors shall consent in writing to any material delegation of servicing duties different in scope or nature than those delegations typically made by the Master Servicer as of the Closing Date and (iv) the terms of any agreement with any Sub-Servicer shall provide that the Agent may terminate such agreement upon the termination of the Master Servicer hereunder by giving notice of its desire to terminate such agreement to the Master Servicer (and the Master Servicer shall provide appropriate notice to such Sub-Servicer). It is understood and agreed that the Master Servicer may appoint one or more Originators as Sub-Servicers for the Receivables attributed to them and the other Affected Assets related thereto.

SECTION 1.2 Duties of Master Servicer.

(a)    The Master Servicer shall take or cause to be taken all reasonable action as may be necessary or advisable to collect each Receivable from time to time, all in accordance with this Agreement and all applicable Law, with reasonable care and diligence, and in accordance with the Credit and Collection Policy. The Master Servicer shall set aside (and, if applicable, segregate) and hold in trust for the accounts of the SPV, the Agent and each Managing Agent the amount of the Collections to which each is entitled in accordance with Article II. So long as no Termination Event shall have occurred and be continuing, the Master Servicer may, in accordance with the Credit and Collection Policy, extend the maturity or adjust the Unpaid Balance of any Receivable, including any Defaulted Receivable, or amend, modify or waive any term or condition of any Contract related thereto, in each case, as the Master Servicer may determine to be appropriate to maximize Collections thereof; provided that (i) ~~other than any COVID-19 Permitted Modifications with respect to a COVID-19 Modified Receivable,~~ such extension, adjustment or modification shall not alter the status of such Receivable as a Defaulted Receivable, (ii) such extension, adjustment or modification shall not limit the rights of the SPV or any Secured Party under this Agreement and (iii) if a Termination Event is continuing, then the Master Servicer may make such extension, adjustment or modification only with the approval of the Agent. The SPV shall deliver to the Master Servicer and the Master Servicer shall hold in trust for the SPV and the Agent, on behalf of the Investors, in accordance with their respective interests, all Records which evidence or relate to any Affected Asset. Notwithstanding anything to the contrary contained herein, at any time when a Termination Event is continuing, the Agent shall have the right to direct the Master Servicer to commence or settle any legal action to enforce collection of any Receivable or to foreclose upon or repossess any Affected Asset. The Master Servicer shall not make the Administrator, the Agent, any Managing Agent or any other Secured Party a party to any litigation without the prior written consent of such Person. At any time when a Termination Event exists and is continuing, the Agent may notify any Obligor of its interest in the Receivables and the other Affected Assets.

(b)    The Master Servicer shall, as soon as practicable following receipt thereof, turn over to the SPV all collections from any Person of indebtedness of such Person which are not on account of a Receivable. Notwithstanding anything to the contrary contained in this Article VII,

Managing Agent on behalf of the Investors shall be paid to the applicable Managing Agent or Investors pro rata in accordance with amounts then due on the Business Day received, unless such amounts are received after 12:00 noon on such Business Day, in which case the applicable agent shall use its reasonable efforts to pay such amounts on such Business Day, but, in any event, shall pay such amounts not later than the following Business Day.

SECTION 10.11 Structuring Agent. Each of the parties hereto hereby acknowledges and agrees that the Structuring Agent shall not have any right, power, obligation, liability, responsibility or duty under this Agreement, other than the Structuring Agent’s right to receive fees pursuant to its Upfront Fee Letter and this Agreement. Each Secured Party acknowledges that it has not relied, and will not rely, on the Structuring Agent in deciding to enter into this Agreement and to take, or omit to take, any action under any Transaction Document.

SECTION 10.12    Erroneous Payments.

(a)    Each Managing Agent hereby agrees that (i) if the Agent notifies such Managing Agent that the Agent has determined in its sole discretion that any funds received by such Managing Agent from the Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Managing Agent (whether or not known to such Managing Agent (whether as a payment, prepayment or repayment of Capital, Discount, fees or otherwise); individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Managing Agent shall promptly, but in no event later than one Business Day thereafter, return to the Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Managing Agent to the date such amount is repaid to the Agent in same day funds at the greater of the Overnight Bank Funding Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect and (ii) such Managing Agent shall not assert any right or claim to the Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Erroneous Payments received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine. A notice of the Agent to any Managing Agent under this clause (a) shall be conclusive, absent manifest error.

(b)    Without limiting immediately preceding clause (a), each Managing Agent hereby further agrees that if it receives an Erroneous Payment from the Agent (or any of its Affiliates) (i) that is in an amount different than (other than a de minimis difference), or on a different date from, that specified in a notice of payment sent by the Agent (or any of its Affiliates) with respect to such Erroneous Payment (an “Erroneous Payment Notice”), or (ii) that was not preceded or accompanied by an Erroneous Payment Notice, it shall be on notice that, in each such case, an error has been made with respect to such Erroneous Payment. Each Managing Agent further agrees that, in each such case, or if it otherwise becomes aware an Erroneous Payment

(or portion thereof) may have been sent in error, such Managing Agent shall promptly notify the Agent of such occurrence and, upon demand from the Agent, it shall promptly, but in no event later than one (1) Business Day thereafter, return to the Agent the amount of any such Erroneous Payment (or portion thereof) that was received by such Managing Agent to the date such amount is repaid to the Agent in same day funds at the greater of the Overnight Bank Funding Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(c)    The SPV and Servicer hereby agree that (i) in the event an Erroneous Payment (or portion thereof) is not recovered from any Managing Agent that has received such Erroneous Payment (or portion thereof) for any reason, the Agent shall be subrogated to all the rights of such Managing Agent with respect to such amount and (ii) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any obligations owed by the SPV or Servicer (or any Affiliate thereof).

    (d)    Each party’s obligations under this Section 10.12 shall survive the resignation or replacement of the Agent or any transfer of rights or obligations by, or the replacement of, a Managing Agent, the termination of the Commitments or the repayment, satisfaction or discharge of all obligations (or any portion thereof) under any Transaction Document.

SECTION 10.13 Offshore Rate Notification. Section 2.4(d) of this Agreement provides a mechanism for determining an alternative rate of interest in the event that the London interbank offered rate is no longer available or in certain other circumstances. The Agent does not warrant or accept any responsibility for and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of "Offhsore Rate”, or with respect to any alternative or successor rate thereto, or replacement rate therefor.
ARTICLE XI
MISCELLANEOUS

SECTION 11.1 Term of Agreement. This Agreement shall terminate on the Final Payout Date; provided that (i) the rights and remedies of the Agent, the Managing Agents, the Investors, the Administrators and the other Secured Parties with respect to any representation and warranty made or deemed to be made by the SPV, the Originators or the Master Servicer pursuant to this Agreement, (ii) the indemnification and payment provisions of Article IX, (iii) the provisions of Section 10.7 and (iv) the agreements set forth in Sections 11.11 and 11.12, shall be continuing and shall survive any termination of this Agreement.

SECTION 11.2 Waivers; Amendments. (a) No failure or delay on the part of the Agent, any Managing Agent, the Investors, any Administrator or any Committed Investor in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law.

(b)    Any provision of this Agreement or any other Transaction Document may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the SPV, the Originators, the Master Servicer, the Agent and the Majority Investors; provided that no such amendment or waiver shall, unless signed by each Committed Investor directly affected thereby, (i) increase the Commitment of such Committed Investor, (ii) reduce the rate of Yield to accrue thereon or any fees or other amounts payable hereunder, (iii) postpone any date fixed for the payment of any scheduled distribution in respect of the Net Investment or Yield with respect thereto or any fees or other amounts payable hereunder or for termination of any Commitment, (iv) change the percentage of the Commitments of Committed Investors which shall be required for the Committed Investors or any of them to take any action under this Section or any other provision of this Agreement, (v) release any of the property with respect to which a security or ownership interest therein has been granted hereunder to the Agent or the Committed Investors (such consent of each Committed Investor not to be unreasonably withheld), (vi) extend or permit the extension of the Commitment Termination Date (it being understood that a waiver of a Termination Event shall not constitute an extension or increase in the Commitment of any Committed Investor), or (vii) change the definition of “Defaulted Receivabale”, “Delinquent Receivable”, “Eligible Receivable”, “Net Investment”, “Net Pool Balance,” “Required Reserves” or any defined term used therein therein or modify Section 2.12 or Section 5.2; and provided further that the signature of the SPV and the Originators shall not be required for the effectiveness of any amendment which modifies the representations, warranties, covenants or responsibilities of the Master Servicer at any time when the Master Servicer is not an Originator or any Affiliate of an Originator or a successor Master Servicer is designated pursuant to Section 7.1.

(c)    Each Managing Agent agrees to provide an executed copy of each amendment or waiver to this Agreement or any other Transaction Document to any rating agency rating the Commercial Paper of any Conduit Investor in such Managing Agent’s Investor Group promptly upon request of such Conduit Investor or its Administrator or Managing Agent.

SECTION 11.3 Notices; Payment Information. Except as provided below, all communications and notices provided for hereunder shall be in writing (including e-mail or other electronic transmission or similar writing) and shall be given to the other party at its address set forth in Schedule 11.3 or at such other address as such party may hereafter specify for the purposes of notice to such party. Each such notice or other communication shall be effective (i) if given by mail, three (3) Business Days following such posting, if postage prepaid, and if sent via U.S. certified or registered mail, (ii) if given by overnight courier, one (1) Business Day after deposit thereof with a national overnight courier service, (iii) if given by electronic transmission (including e-mail), upon the sender’s receipt of an affirmative acknowledgement from the intended recipient such as return e-mail or other written acknowledgement (but not via a “return receipt requested” function or automated “out of office” reply) or (iv) if given by any other means, when received at the address specified in this Section 11.3 and confirmation is received, provided that an Investment Request shall only be effective upon receipt by the Managing Agents. However, anything in this Section 11.3 to the contrary notwithstanding, the SPV hereby authorizes the Agent and the Managing Agents to make investments in Eligible Investments and to make Investments based on telephonic notices made by any Person which the Agent or the Managing Agents in good faith believe to be acting on behalf of the SPV. The SPV agrees to deliver promptly to the Agent or the Managing Agents a written confirmation of each telephonic notice signed by an authorized officer of SPV. However, the absence of such confirmation shall not affect the validity of such notice. If the written confirmation differs in any material respect

Commitment:	~~MUFG~~ FIFTH THIRD BANK,
$70,000,000	~~LTD.~~ NATIONAL ASSOCIATION, as a
Managing Agent ~~and Administrator~~ for the
~~MUFG~~ Fifth Third Investor Group

By:
Name:
Title:

~~MUFG~~ FIFTH THIRD BANK,
~~LTD.~~ NATIONAL ASSOCIATION, as a
Committed Investor for the ~~MUFG~~ Fifth Third
Investor Group

By:
Name:
Title:

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

PNC-Valvoline Transfer

and Administration Agreement

~~GOTHAM FUNDING CORPORATION,~~
~~as a Conduit Investor and an Uncommitted Investor~~
~~for the MUFG Investor Group~~

~~By:~~
~~Name:~~
~~Title:~~

~~[REMINDER OF PAGE INTENTIONALLY~~
~~LEFT BLANK]~~ PNC CAPITAL MARKETS
LLC
as Structuring Agent

By:
Name:
Title:

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

PNC-Valvoline Transfer

and Administration Agreement

SCHEDULE I

Section 2.4 of this Agreement shall be read in its entirety as follows:

SECTION 2.4 Determination of Yield and Rate Periods.

(a)    From time to time, for purposes of determining the Rate Periods applicable to the different portions of the Net Investment funded by its Investor Group and of calculating Yield with respect thereto, each Managing Agent shall allocate the Net Investment allocable to its Investor Group to one or more tranches (each a “Portion of Investment”). At any time, each Portion of Investment shall have only one Rate Period and one Rate Type.

(b)    As used in this Section 2.4, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Alternate Rate” means, for any day during any Rate Period for any Portion of Investment, an interest rate per annum equal to the Offshore Rate for such ~~Rate Period~~day; provided, however, ~~that in the case of~~:

~~(i)    any Rate Period which commences on a date prior to the Agent receiving at least three (3) Business Days’ notice thereof, or~~

(ii)    ~~any Rate Period relating to a Portion of Investment which is less than $1,000,000, the~~ “Alternate Rate” for ~~each day in such Rate Period shall be an interest rate per annum equal to the Base Rate in effect on such day. The “Alternate Rate” for any date~~any day and any Portion of Investment on or after the declaration or automatic occurrence of Termination Date pursuant to Section 8.2 shall be an interest rate equal to 2.00% per annum above the Base Rate in effect on such day.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the Overnight Bank Funding Rate for such day, plus 0.50%, (b) the rate of interest in effect for such day as publicly announced from time to time by the applicable Managing Agent as its “prime rate”, and (c) the Offshore Rate, plus 1.00%. The “prime rate” is a rate set by the applicable Managing Agent based upon various factors including such Managing Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the prime rate announced by a Managing Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“CP Rate” means, for any Rate Period for any Portion of Investment and a particular Conduit Investor, the per annum rate equivalent to the weighted average cost (as determined by the related Administrator and which shall include commissions of placement agents and dealers, incremental carrying costs incurred with respect to Commercial Paper maturing on dates other than those on which corresponding funds are received by such Conduit Investor, other borrowings by such Conduit Investor (other than under any Program Support Agreement) and any other costs associated with the issuance of Commercial Paper) of or related to the issuance of Commercial Paper that are allocated, in whole or in part, by the Conduit Investor or its

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Administrator to fund or maintain such Portion of Investment (and which may be also allocated in part to the funding of other assets of the Conduit Investor); provided that if any component of such rate is a discount rate, in calculating the “CP Rate” for such Portion of Investment for such Rate Period, such Conduit Investor shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum.

“Eurodollar Reserve Percentage” means, for any day during any Rate Period, the reserve percentage (expressed as a decimal, rounded upward to the next 1/100th of 1%) in effect on such day, whether or not applicable to any Investor, under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “eurocurrency liabilities”). The Offshore Rate shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Fluctuation Factor” means 1.2.

“Offshore Rate” means~~,~~ for any day during any Rate Period, ~~a~~the interest rate per annum determined by the applicable Managing Agent ~~pursuant to~~(which determination shall be conclusive absent manifest error) by dividing (i) the one-month Eurodollar rate for Dollar deposits as reported by Bloomberg Finance L.P. and shown on US0001M Screen or any other service or page that may replace such page from time to time for the purpose of displaying offered rates of leading banks for London interbank deposits in Dollars, as of 11:00 a.m. (London time) on such day, or if such day is not a Business Day, then the immediately preceding Business Day (or if not so reported, then as determined by the Administrative Agent from another recognized source for interbank quotation), in each case, changing when and as such rate changes, by (ii) a number equal to 1.00 minus the Eurodollar Reserve Percentage on such day. The calculation of the Offshore Rate may also be expressed by the following formula:

One-month Eurodollar rate for Dollars
shown on Bloomberg US001M Screen
or appropriate successor
Offshore Rate =

1.00 - Eurodollar Reserve Percentage

~~Where,~~

~~“Offshore Base Rate” means, (a) for such Rate Period with respect to Portions of Investment funded by all Investors other than PNC:~~

~~(i)    the rate per annum (carried out to the fifth decimal place) equal to the rate determined by the applicable Managing Agent to be the offered rate that appears on the “Reuters Screen LIBOR01” page that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Rate Period) with a term equivalent to such Rate Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Rate Period, or~~

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~~(ii)    in the event the rate referenced in the preceding subsection (i) does not appear on such page or service or such page or service shall cease to be available, the rate per annum (carried to the fifth decimal place) equal to the rate determined by the applicable Managing Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Rate Period) with a term equivalent to such Rate Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Rate Period, or~~

~~(iii)    in the event the rates referenced in the preceding subsections (i) and (ii) are not available, the rate per annum equal to the rate determined by the applicable Managing Agent as the rate of interest at which Dollar deposits (for delivery on the first day of such Rate Period) in same day funds in the approximate amount of the applicable Portion of Investment to be funded by reference to the Offshore Rate and with a term equivalent to such Rate Period would be offered by its London Branch to major banks in the offshore dollar market at their request at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Rate Period;~~

~~(b)     for any day during the applicable Rate Period with respect to Portions of Investment funded by PNC:~~

~~(i)    the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of one percent) appearing on page BBAM on the Bloomberg Terminal (or any other page that may replace such page from time to time for the purpose of displaying offered rates of leading banks for London interbank deposits for a one month period in Dollars) at approximately 11:00 a.m. (London time) on such day, or if such day is not a Business Day, the immediately preceding Business Day, or~~

~~(ii)    if such rate is not published at such time and day for any reason, then the Offshore Base Rate shall be the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of one percent) based on the rates at which Dollar deposits for a one month period are displayed on the “Reuters Screen LIBOR01” page as of 11:00 a.m. (London time) on such day, or if such day is not a Business Day, the immediately preceding Business Day (it being understood that if at least two (2) such rates appear on such page, the rate will be the arithmetic mean of such displayed rates); provided, that in the event fewer than two (2) such rates are displayed, or if no such rate is relevant, the Offshore Base Rate shall be the rate per annum equal to the average of the rates at which deposits in Dollars are offered by PNC, as applicable, at approximately 11:00 a.m. (London time) on the such day, or if such day is not a Business Day, the immediately preceding Business Day, to prime banks in the London interbank market for a one month period~~;

~~provided, however, that an no time shall~~The Offshore Rate shall be adjusted on the effective date of any change in the Eurodollar Reserve Percentage as of such effective date. Notwithstanding the foregoing, if the Offshore ~~Base~~ Rate (~~whether~~as determined ~~pursuant to clause (a) or (b) above)~~herein would be less than zero ~~(0.0% per annum)~~percent (0.00%), such rate shall be deemed to be zero percent (0.00%) for purposes of this Agreement.

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“Overnight Bank Funding Rate” means for any day, the rate comprised of both overnight federal funds and overnight eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York (“NYFRB”), as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by the NYFRB (or by such other recognized electronic source (such as Bloomberg) selected by the applicable Managing Agent for the purpose of displaying such rate); provided, that if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further, that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined by the applicable Managing Agent, in consultation with the SPV, at such time (which determination shall be conclusive absent manifest error). If the Overnight Bank Funding Rate determined as above would be less than zero, then such rate shall be deemed to be zero. The rate of interest charged shall be adjusted as of each Business Day based on changes in the Overnight Bank Funding Rate without notice to the SPV.

~~“Eurodollar Reserve Percentage” means, for any day during any Rate Period, the reserve percentage (expressed as a decimal, rounded upward to the next 1/100th of 1%) in effect on such day, whether or not applicable to any Investor, under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “eurocurrency liabilities”). The Offshore Rate shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.~~

“Rate Period” means with respect to any Portion of Investment, (i) initially the period commencing on (and including) the date of the initial purchase or funding of such Portion of Investment and ending on (and including) the last day of the current calendar month, and (ii) thereafter, each period commencing on (and including) the first day after the last day of the immediately preceding Rate Period for such Portion of Investment and ending on (and including) the last day of the current calendar month; provided that

(A)    any Rate Period with respect to any Portion of Investment (other than any Portion of Investment accruing Yield at the CP Rate) that would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day; provided that if Yield in respect of such Rate Period is computed by reference to the Offshore Rate, and such Rate Period would otherwise end on a day which is not a Business Day, and there is no subsequent Business Day in the same calendar month as such day, such Rate Period shall end on the next preceding Business Day;

(B)    in the case of any Rate Period for any Portion of Investment that commences before the Termination Date and would otherwise end on a date occurring after the Termination Date, such Rate Period shall end on such Termination Date and the duration of each Rate Period which commences on or after the Termination Date shall be of such duration as shall be selected by such Managing Agent; and

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(C)    any Rate Period in respect of which Yield is computed by reference to the CP Rate may be terminated at the election of, and upon notice thereof to the SPV by, the applicable Managing Agent any time, in which case the Portion of Investment allocated to such terminated Rate Period shall be allocated to a new Rate Period commencing on (and including) the date of such termination and ending on (but excluding) the next following Settlement Date, and shall accrue Yield at the Alternate Rate.

“Rate Type” means the Offshore Rate, the Base Rate or the CP Rate.

“Yield” means:

(i)    for any Portion of Investment during any Rate Period (or portion thereof) to the extent a Conduit Investor funds such Portion of Investment through the issuance of Commercial Paper (directly or indirectly through a related commercial paper issuer)~~,~~ during such Rate Period (or portion thereof):

CPR x I x	D
360
(ii)    for any Portion of Investment during any Rate Period (or portion thereof) to the extent funded by a Committed Investor ~~and for any Portion of Investment to the extent~~or by a Conduit Investor ~~will not be funding such Portion of Investment~~other than through the issuance of Commercial Paper (directly or indirectly through a related commercial paper issuer)~~,~~ during such Rate Period (or portion thereof), the sum of the following amounts calculated for each day during such Rate Period (or portion thereof):

AR x I x 1/360

where:

AR	=	the Alternate Rate for such Portion of Investment for such Rate Period,

CPR	=	the CP Rate for such Conduit Investor for such Portion of Investment for such Rate Period (as determined by the Administrator on or prior to the fifth (5th) Business Day of the calendar month next following such Rate Period),

D	=	the actual number of days during such Rate Period (or portion thereof), and

I	=	for purposes of clause (i) above, the weighted average of such
Portion of Investment during such Rate Period (or portion thereof); and for purposes of clause (ii) above, such Portion of Investment on the applicable day;

provided that no provision of this Agreement shall require the payment or permit the collection of Yield in excess of the maximum permitted by applicable law; and provided further that at all times after the declaration or automatic occurrence of the Termination Date pursuant to Section

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Committed Investor or such Program Support Provider, as applicable), or any central bank or other Official Body asserts that it is unlawful for such Conduit Investor, such Committed Investor or such Program Support Provider, as applicable, to fund the purchases or maintenance of any Portion of Investment accruing Yield calculated by reference to the Offshore Rate, then (A) as of the effective date of such notice from such Person to its Managing Agent, the obligation or ability of such Conduit Investor or such Committed Investor, as applicable, to fund the making or maintenance of any Portion of Investment accruing Yield calculated by reference to the Offshore Rate shall be suspended until such Person notifies its Managing Agent that the circumstances causing such suspension no longer exist and (B) each Portion of Investment made or maintained by such Person shall either (1) if such Person may lawfully continue to maintain such Portion of Investment accruing Yield calculated by reference to the Offshore Rate until the last day of the applicable Rate Period, be reallocated on the last day of such Rate Period to another Rate Period and shall accrue Yield calculated by reference to the Base Rate or (2) if such Person shall determine that it may not lawfully continue to maintain such Portion of Investment accruing Yield calculated by reference to the Offshore Rate until the end of the applicable Rate Period, such Person’s share of such Portion of Investment allocated to such Rate Period shall be deemed to accrue Yield at the Base Rate from the effective date of such notice until the end of such Rate Period.

(d)    ~~Successor Offshore Rate.~~Benchmark Replacement Setting.

~~(i)~~ (i) Notwithstanding anything to the contrary herein or in any other Transaction Document, if ~~the Agent determines that~~ a Benchmark Transition Event or an Early Opt-in ~~Event has occurred with respect to the Offshore Rate, the Agent and the SPV may amend this Agreement to replace the Offshore Rate with a Benchmark Replacement; and any such amendment will become effective at~~Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Transaction Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Transaction Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the ~~Agent has~~date notice of such Benchmark Replacement is provided ~~such proposed amendment to all~~to the Managing Agents~~,~~ without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document so long as the ~~Agent~~Administrator has not received, by such time, written notice of objection to such ~~amendment~~Benchmark Replacement from the Investors comprising the Majority Investors. ~~Until the Benchmark Replacement~~

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~~with respect to the Offshore Rate is effective, each Portion of Investment that is accruing Yield with reference to the Offshore Rate will continue to accrue Yield with reference to the Offshore Rate; provided however, during a Benchmark Unavailability Period (i) any Portion of Investment pending selection of a Rate Period at inception or upon the expiration of the related Rate Period shall be deemed to accrue Yield at the Base Rate, (ii) all outstanding Portions of Investment accruing Yield with reference to the Offshore Rate shall automatically be converted to the Base Rate at the expiration of the existing Rate Period (or sooner, if the applicable Managing Agent cannot continue to lawfully maintain such affected Portion of Investment under the Offshore Rate) and (iii) the component of the Base Rate based upon the Offshore Rate will not be used in any determination of the Base Rate.~~

(ii)    Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Transaction Document.

(iii)    Notices; Standards for Decisions and Determinations. The Agent will promptly notify the SPV and the Managing Agents of (i) any occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (~~ii~~iii) the effectiveness of any Benchmark Replacement Conforming Changes ~~and (iii,~~ (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to paragraph (iv) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Agent~~, the~~ or, if applicable, any Managing Agent or Investor (or group of Managing Agents or ~~the~~ Investors) pursuant to this Section 2.4(d), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party ~~hereto~~to this Agreement or any other Transaction Document, except, in each case, as expressly required pursuant to this Section 2.4(d).

(iv)    Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Transaction Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or the Offshore Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or

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publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Agent may modify the definition of “Rate Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Agent may modify the definition of “Rate Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v)    Benchmark Unavailability Period. Upon the SPV’s receipt of notice of the commencement of a Benchmark Unavailability Period, the SPV may revoke any request for an Investment accruing Yield based on the Offshore Rate, as applicable, conversion to or continuation of Investments accruing Yield based on the Offshore Rate, as applicable, to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the SPV will be deemed to have converted any such request into a request for an Investment of or conversion to Investments accruing Yield at the Base Rate. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

(vi)    Secondary Term SOFR Conversion. Notwithstanding anything to the contrary herein or in any other Transaction Document and subject to the proviso below in this paragraph, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (i) the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Transaction Document in respect of such Benchmark setting (the “Secondary Term SOFR Conversion Date”) and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document; and (ii) Investments outstanding on the Secondary Term SOFR Conversion Date accruing Yield based on the then-current Benchmark shall be deemed to have been converted to Investments bearing interest at the Benchmark Replacement with a tenor approximately the same length as the interest payment period of the then-current Benchmark; provided that, this paragraph (vi) shall not be effective unless the Agent has delivered to the Managing Agents and the SPV a Term SOFR Notice.

(vii)    Certain Defined Terms. As used in this Section 2.4(d):

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then current Benchmark is a term rate or is based on a term rate, any tenor for such Benchmark that is or may be used for determining the

Schedule I-1

length of a Rate Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Rate Period” pursuant to paragraph (d) of this Section 2.4(d), or (y) if the then current Benchmark is not a term rate nor based on a term rate, any payment period for interest calculated with reference to such Benchmark pursuant to this Agreement as of such date. For the avoidance of doubt, the Available Tenor for the Offshore Rate is one month.

“Benchmark” means, initially, the Offshore Rate; provided that if a Benchmark Transition Event a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to the Offshore Rate, or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to paragraph (a) of this Section 2.4(d).

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrator for the applicable Benchmark Replacement Date:

(1) the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;

(2) the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;

(3) the sum of: (a) the alternate benchmark rate that has been selected by the Agent and the SPV as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate ~~of interest~~ as a replacement ~~to~~for the ~~Offshore Rate~~then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment;

provided that, ~~if the Benchmark Replacement as so determined would be less than zero~~in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion; provided, further, that, with respect to a Term SOFR Transition Event, on the applicable Benchmark Replacement Date, the “Benchmark Replacement” shall revert to and shall be determined as set forth in clause (1) of this definition. If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be ~~zero~~the Floor for the purposes of this Agreement~~.~~ and the other Transaction Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the ~~Offshore Rate with an alternate benchmark rate for each applicable Rate Period,~~then-current

Schedule I-1

Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1) for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Agent:

(a) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Available Tenor that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;

(b) the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Available Tenor that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and

(2) for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero)~~,~~ that has been selected by the Agent and the SPV ~~(a)~~for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of ~~the Offshore Rate~~such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for ~~such~~the replacement of ~~the Offshore Rate~~such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities ~~at such time and (b) which may also reflect adjustments to account for (i) the effects of the transition from the Offshore Rate to the Benchmark Replacement and (ii) yield- or risk-based differences between the Offshore Rate and the Benchmark Replacement.~~;

provided that, (x) in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Agent in its reasonable discretion and (y) if the then-current Benchmark is a term rate, more than one tenor of such Benchmark is available as of the applicable Benchmark Replacement Date and the applicable Unadjusted Benchmark Replacement will not be a term rate, the Available Tenor of such Benchmark for purposes of this definition of “Benchmark Replacement Adjustment” shall be deemed to be the Available Tenor that has approximately the same length (disregarding business day adjustments) as the payment period for interest calculated with reference to such Unadjusted Benchmark Replacement.

Schedule I-1

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Rate Period,” timing and frequency of determining rates and making payments of interest ~~and other~~, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Agent in a manner substantially consistent with market practice ~~in the United State~~s (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of ~~the~~such Benchmark Replacement exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Transaction Documents).

“Benchmark Replacement Date” means the ~~earlier~~earliest to occur of the following events with respect to the ~~Offshore Rate~~then-current Benchmark:

(~~A~~1)     in the case of clause (~~A~~1) or (~~B~~2) of the definition of “Benchmark Transition Event,” the later of (~~x~~a) the date of the public statement or publication of information referenced therein and (yb) the date on which the administrator of ~~the Offshore Rate~~such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide ~~the Offshore Rate; or~~ all Available Tenors of such Benchmark (or such component thereof);

(~~B~~2)     in the case of clause (~~C~~3) of the definition of “Benchmark Transition Event,” the date determined by the Agent, which date shall promptly follow the date of the public statement or publication of information referenced therein~~.~~;

(3) in the case of a Term SOFR Transition Event, the date that is set forth in the Term SOFR Notice provided to the Managing Agents and the SPV pursuant to this Section 2.4(d), which date shall be at least 30 days from the date of the Term SOFR Notice; or

(4) in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Managing Agents, so long as the Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Managing Agents, written notice of objection to such Early Opt-in Election from the Managing Agents.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of

Schedule I-1

the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the ~~Offshore Rate~~then-current Benchmark:

(~~A~~1)     a public statement or publication of information by or on behalf of the administrator of ~~the Offshore Rate~~such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide ~~the Offshore Rate~~all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide ~~the Offshore Rate~~any Available Tenor of such Benchmark (or such component thereof);

(~~B~~2)     a public statement or publication of information by ~~a governmental authority~~an Official Body having jurisdiction over the Agent, the regulatory supervisor for the administrator of ~~the Offshore Rate, the U.S.~~such Benchmark (or the published component used in the calculation thereof), the Federal Reserve ~~System~~Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for ~~the Offshore Rate~~such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for t~~he Offshore Rate~~such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for ~~the Offshore Rate~~such Benchmark (or such component), which states that the administrator of ~~the Offshore Rate~~such Benchmark (or such component) has ceased or will cease to provide ~~the Offshore Rate~~all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide ~~the Offshore Rate; or~~any Available Tenor of such Benchmark (or such component thereof); or

(~~C~~3)     a public statement or publication of information by the regulatory supervisor for the administrator of ~~the Offshore Rate or a governmental authority~~such Benchmark (or the published component used in the calculation thereof) or an Official Body having jurisdiction over the ~~Agent~~Administrator announcing that ~~the Offshore Rate is~~all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means~~, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the Offshore Rate and solely~~

Schedule I-1

~~to the extent that the Offshore Rate has not been replaced with a Benchmark Replacement,~~ the period (if any) (x) beginning at the time that ~~such the Offshore Rate~~a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the Offshore Ratethen-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with this Section 2.4(d) and (y) ending at the time that a Benchmark Replacement has replaced the ~~Offshore Rate~~then-current Benchmark for all purposes hereunder ~~pursuant to~~and under any Transaction Document in accordance with this Section 2.4(d).

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided, that if the Agent decides that any such convention is not administratively feasible for the Agent, then the Agent may establish another convention in its reasonable discretion.

“Early Opt-in ~~Event” means a determination by the Agent that U.S. dollar-denominated credit facilities being executed at such time, or that include language similar to that contained in this Section 2.4(d), are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the Offshore Rate for loans in Dollars.~~ Election” means, if the then-current Benchmark is the Offshore Rate, the occurrence of:

(1) a notification by the Agent to (or the request by the SPV to the Agent to notify) each of the other parties hereto that at least five currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2) the joint election by the Agent and the SPV to trigger a fallback from the Offshore Rate,and the provision by the Agent of written notice of such election to the Managing Agents.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Offshore Rate, or, if no floor is specified, zero.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

Schedule I-1

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Offshore Rate, as applicable, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not the Offshore Rate, the time determined by the Administrator in its reasonable discretion.

“Relevant Governmental Body” means the Federal Reserve Board ~~and/~~or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board ~~and/~~or the Federal Reserve Bank of New York, or any successor thereto.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Notice” means a notification by the Agent to the Managing Agents and the SPV of the occurrence of a Term SOFR Transition Event.

“Term SOFR Transition Event” means the determination by the Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, and is determinable for each Available Tenor, (b) the administration of Term SOFR is administratively feasible for the Agent and (c) a Benchmark Transition Event has previously occurred resulting in a Benchmark Replacement in accordance with this Section 2.4(d) that is not Term SOFR.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

Schedule I-1

SCHEDULE II

Calculation of Required Reserves

“Calculation Period” means each calendar month.

“Charged-Off Ratio” means, for any Calculation Period, the ratio (expressed as a percentage) computed as of the most recent Month End Date of (a) the aggregate initial Unpaid Balance of all Receivables which became Charged-Off Receivables during such Calculation Period divided by (b) the aggregate amount of sales by the Originators giving rise to Receivables in the current month.

“Concentration Reserve Percentage” means, for any Calculation Period, the largest of the following, in each case, as of the most recent Month End Date: (a) the sum of the ~~five~~four (~~5~~4) largest Obligor Percentages of the Group D Obligors, (b) the sum of the ~~three~~two (~~3~~2) largest Obligor Percentages of the Group C Obligors~~,~~ and (c) the ~~sum of the two (2) largest Obligor Percentages of the Group B Obligors and (d) the~~ largest Obligor Percentage of the Group ~~A~~B Obligors.

“Days Sales Outstanding” means, for any Calculation Period, the product, rounded, if necessary, to the nearest whole number, obtained by multiplying (a) 121 by (b) the quotient obtained by dividing (i) the aggregate Unpaid Balance of Receivables as of the most recent Month End Date by (ii) the aggregate amount of sales giving rise to Receivables originated during the consecutive four (4) month period ended on the most recent Month End Date.

“Default Ratio” means, for any Calculation Period, the ratio (expressed as a percentage) computed as of the most recent Month End Date of (a) the sum of (i) the aggregate initial Unpaid Balance of all Receivables as to which, as of such Month End Date, any payment, or any part thereof, remained unpaid 61 days or more, but not more than 90 days, from the original due date thereof ~~(solely with respect to the March 2020 and April 2020 Calculation Periods, without giving effect to any COVID-19 Permitted Modifications with respect to a COVID-19 Modified Receivable)~~, plus (ii) the aggregate initial Unpaid Balance of all Charged-Off Receivables aged 61 days or less arising as of such Month End Date, divided by (b) the aggregate amount of sales by the Originators giving rise to Receivables in the third and fourth month prior to the month of determination, divided by (c) 2.

“Dilution” means, on any date, an amount equal to the sum, without duplication, of the aggregate reduction effected on such day in the Unpaid Balances of the Receivables attributable to any non-cash items including credits, rebates, billing errors, sales or similar taxes, cash discounts, volume discounts, allowances, disputes (it being understood that a Receivable is “subject to dispute” only if and to the extent that, in the reasonable good faith judgment of the applicable Originator (which shall be exercised in the ordinary course of business) such Obligor’s obligation in respect of such Receivable is reduced on account of any performance failure on the part of such Originator), set-offs, counterclaims, chargebacks, returned or repossessed goods, sales and marketing discounts, warranties, any unapplied credit memos and other adjustments that are made in respect of Obligors; provided that writeoffs or credits related to (i) an Obligor’s bad credit or (ii) a Valvoline Credit shall not constitute Dilution (provided that

Schedule II- 1

Receivables which arose during the period ending on the most recent Month End Date equal to the sum of (i) two and one quarter (2.25) months plus (ii) the quotient of (x) the Weighted Average Remaining Credit Terms divided by (y) 30, divided by (b) the Net Pool Balance at the most recent Month End Date.

“Loss Reserve Ratio” means, for any Calculation Period, the product of (a) the Stress Factor, (b) the highest three-month average, during the twelve-month period ending on the most recent Month End Date, of the Default Ratio and (c) the Loss Horizon Ratio for such Calculation Period.

“Minimum Percentage” means, for any Calculation Period, the sum (expressed as a percentage) of (a) the Concentration Reserve Percentage, plus (b) the product of (i) the Expected Dilution Ratio and (ii) the Dilution Horizon Ratio.

“Month End Date” means the last day of each calendar month.

“Obligor Percentage” means, for any Calculation Period, for each Obligor, a fraction, expressed as a percentage and determined as of the most recent Month End Date, (a) the numerator of which is the aggregate Unpaid Balance of the Eligible Receivables of such Obligor less the amount (if any) then deducted from the Net Pool Balance pursuant to clause (b) of the definition thereof with respect to such Obligor due to the Concentration Limits and (b) the denominator of which is the Aggregate Unpaid Balance at such time.

“Required Reserves” at any time means the sum of (a) the Yield Reserve, plus (b) the Servicing Fee Reserve, plus (c) the greater of (i) the sum of the Loss Reserve Ratio and the Dilution Reserve Percentage and (ii) the Minimum Percentage, each as in effect at such time, multiplied by the Net Pool Balance on such date.

“Servicing Fee Reserve” means, at any time, an amount equal to the product of (a) the current Servicing Fee times, (b) the product of (i) a fraction, the numerator of which is the highest monthly Days Sales Outstanding during the last 12 calendar months and the denominator of which is 360 multiplied by (ii) the Net Pool Balance.

“Stress Factor” means ~~2.25.~~2.00.

“Yield Reserve” means, as of any date of determination, an amount equal to (a) the product of (i) ~~2~~1.5 times (ii) the Days Sales Outstanding in effect on such date times (iii) the sum of the Offshore Rate in effect on such date (as determined by the Agent) plus 2%, divided by (b) 360, multiplied by (c) the Net Pool Balance on such date.

“Weighted Average Remaining Credit Terms” means, for any Calculation Period, the weighted average of remaining days until the due date for any Receivables outstanding as of such date.

Schedule II- 3

reduction of the outstanding Net Investment, an amount equal to the sum of (x) the positive difference (if any) of (I) the sum of the Net Investment plus the Required Reserves minus (II) the Net Pool Balance and (y) the amount of any optional reduction of the Net Investment specified by the SPV in accordance with Section 2.13, and (B) on or after the Termination Date, pro rata based upon the Net Investment attributable to such Managing Agent’s Investor Group in reduction of the outstanding Net Investment, an amount equal to the outstanding Net Investment, and second, for deposit in a segregated account with the Agent, (A) prior to the Termination Date, an amount necessary to Cash Collateralize the Letter of Credit Liability as required pursuant to Section 2.17 and (B) on or after the Termination Date, an amount equal to (I) the amount necessary to Cash Collateralize the Letter of Credit Liability in full plus (II) an amount equal to the L/C Fee Expectation;

(iv)    to the Agent and each other Secured Party as may be entitled to such payment, pro rata based on the amounts owing to each of them, in payment of any other Aggregate Unpaids owed by the SPV hereunder to such Person (in each case, without duplication);

(v)    if an Originator or any Affiliate of an Originator is the Master Servicer, to the Master Servicer in payment of the accrued Servicing Fee payable on such Settlement Date, to the extent not paid pursuant to clause (ii) above or retained pursuant to subsection (b) above; and

(vi)    to the SPV, any remaining amounts.

SECTION 2.13 Optional Reduction of Net Investment. The SPV may at any time elect to cause the reduction of the Net Investment as follows:

(a)    the SPV shall instruct the Master Servicer to (and the Master Servicer shall) set aside Collections and hold them in trust for the Managing Agents (on behalf of such Managing Agents’ Investor Groups) under clause (ii) of Section 2.12(a) until the amount so set aside shall equal the desired amount of reduction;

(b)    the SPV shall give the Agent and the Managing Agents written notice in the form of Exhibit J hereto by no later than ~~3:00 p.m. at least one (1) Business Day prior to~~noon (New York City time) on the date on which such reduction will occur, which notice shall specify the amount and date of such reduction; and

(c)    on any Business Day occurring at least one (1) Business Day after the date of the SPV’s notice, the Master Servicer shall pay to each applicable Managing Agent (on a pro rata basis based on the Net Investment attributed to such Managing Agents’ Investor Group), in reduction of the Net Investment, the amount of such Collections so held or, if less, the Net Investment (it being understood that the Net Investment shall not be deemed reduced by any amount set aside or held pursuant to this Section 2.13 unless and until, and then only to the extent that, such amount is finally paid to the applicable Managing Agents as aforesaid); provided that the amount of any such reduction shall be not less than $~~1,000,000.~~100,000 or an integral multiple of $100,000 in excess thereof.

Schedule III - 3

Exhibit C

Form of Investment Request

LEX Capital LLC (the “SPV”), pursuant to Section 2.2(a) of the Transfer and Administration Agreement, dated as of November 29, 2016 (as amended, modified, or supplemented from time to time, the “Agreement”), among LEX Capital LLC, as transferor (in such capacity, the “SPV”), the Originators party thereto, Valvoline LLC, as master servicer (in such capacity, the “Master Servicer”), PNC Bank, National Association, as agent, and each of the Conduit Investors, Committed Investors, Managing Agents and Administrators from time to time parties thereto, hereby requests that the Investors effect an Investment from it pursuant to the following instructions:

Investment Date:[___________________________________]
Purchase Price : [___________________________________] [1]
PNC Bank, National Association:	$[______] ([___]% of Purchase Price)
~~MUFG~~ Fifth Third Bank, ~~Ltd.:~~ National Association:	$[______] ([___]% of
Purchase Price)

[Add appropriate level of detail for calculation of Purchase Price]

Account to be credited:

[bank name]
ABA No.[ _____________________________________]
Account No. [_________________________________]
Reference No.[ _______________________________]

Please credit the above-mentioned account on the Investment Date. Capitalized terms used herein and not otherwise defined herein have the meaning assigned to them in the Agreement.

The SPV hereby certifies as of the date hereof that the conditions precedent to such Investment set forth in Section 5.2 of the Agreement have been satisfied, and that all of the representations and warranties made in Section 4.1 of the Agreement are true and correct in all material respects (except those representations and warranties qualified by materiality or by reference to a material adverse effect, which are true and correct in all respects), with respect to on and as of the Investment Date, both before and after giving effect to the Investment (unless such representations or warranties specifically refer to a previous day, in which case, they shall be complete and correct in all material respects (or, with respect to such representations or warranties as are qualified by materiality or by reference to a material adverse effect, complete and correct in all respects) on and as of such previous day).

_______________________
1    At least $~~1,000,000~~ 100,000 and in integral multiples of $100,000. Please break-out applicable amounts and percentages per Investor Group as provided below Purchase Price.

Exhibit C- 1

Exhibit D

Form of L/C Request

[DATE]

PNC Bank, National Association
[________________]
[________________]
Attention:	[_______________]
Tel. No.:	(____) ____-_____
Email:	[_______________]

Ladies and Gentlemen:

This Request for Letter of Credit (this “Request for Letter of Credit”) is executed and delivered by LEX Capital LLC (the “SPV”) to PNC Bank, National Association (“PNC”), pursuant to Section 2.17 of that certain Transfer and Administration Agreement (as amended, modified, supplemented, or restated from time to time, the “Agreement”) dated as of November 29, 2016, entered into by and among the SPV, Valvoline LLC, as an Originator and as initial Master Servicer, and each other Originator from time to time party thereto, ~~Gotham Funding Corporation, as a Conduit Investor and an Uncommitted Investors,~~ PNC, as Agent, a Letter of Credit Issuer, a Managing Agent and a Committed Investor, ~~MUFG~~ Fifth Third Bank, ~~Ltd.~~ National Association, as a Managing Agent~~, an Administrator~~ and a Committed Investor, and the various Investor Groups, Managing Agents, Letter of Credit Issuers and Administrators from time to time party thereto. Capitalized terms not defined herein shall have the meanings assigned to such terms in the Agreement. SPV has contemporaneously executed and delivered to the Agent for each of the Letter of Credit Issuers a Letter of Credit Application dated [DATE]. In the event of a conflict between the terms of the Agreement and said Letter of Credit Application, the terms of the Agreement will control.

1.	SPV hereby requests that [___________], as Letter of Credit Issuer, [issue][amend] a
Letter of Credit as follows:

For issuances:

Proposed Issuance Date:

Stated Amount:	$

Expiry Date:

Beneficiary Name and Address:

Exhibit D- 1

Exhibit E

Form of Originator Joinder Agreement

This JOINDER AGREEMENT (this “Joinder”) is made as of _______, 20__.

Reference is made to (i) that certain Transfer and Administration Agreement (as amended, modified, supplemented, or restated from time to time, the “Transfer and Administration Agreement”) dated as of November 29, 2016, entered into by and among the LEX Capital LLC (the “SPV”), Valvoline LLC, as an Originator and as initial Master Servicer, and each other Originator from time to time party thereto, ~~Gotham Funding Corporation, as a Conduit Investor and an Uncommitted Investor,~~ PNC Bank, National Association, as Agent, a Letter of Credit Issuer, a Managing Agent, and a Committed Investor, ~~MUFG~~ Fifth Third Bank, ~~Ltd.~~ National Association, as a Managing Agent~~, an Administrator~~ and a Committed Investor, and the various Investor Groups, Managing Agents, Letter of Credit Issuers and Administrators from time to time party thereto; and (ii) the certain Sale Agreement (as amended, modified, supplemented, or restated from time to time, the “Sale Agreement”) dated as of November 29, 2016, entered into by and among the Originators and the SPV. Terms defined in the Transfer and Administration Agreement and the Sale Agreement are used herein with the same meaning.

The “New Originator[s]” referred to on Schedule 1 hereby agree as follows:

Each New Originator agrees to become an Originator and to be bound by the terms of the Transfer and Administration Agreement, the Sale Agreement and each of the other Transaction Documents.

Each New Originator: (a) confirms that it has received a copy of the Transfer and Administration Agreement, the Sale Agreement and the other Transaction Documents, and such other documents and information as it has deemed appropriate to make its own analysis and decision to enter into this Joinder; (b) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Transfer and Administration Agreement, the Sale Agreement and the other Transaction Documents are required to be performed by it as an Originator; and (c) represents and warrants to the SPV and the Secured Parties that each of the representations and warranties set forth in Sections 5.1 and 5.2 of the Sale Agreement as supplemented by Schedule 1 are true and correct with respect to itself as of the date hereof, except to the extent such representations or warranties relate to an earlier date, in which case such representations and warranties are true and correct as of such earlier date.

This Joinder shall be effective on the date (the “Effective Date”) that the Agent shall have received: (a) a fully executed copy of this Joinder; (b) such officer certificates and legal opinions as it may reasonably request; (c) UCC search results and filings, reasonably acceptable to the Agent; (d) its reasonable costs incurred in connection with this Joinder, including any applicable fees of its legal counsel; and (e) such other documentation or information as the Agent may request in its reasonable discretion.

Exhibit E- 1

ACCEPTED AND APPROVED:

VALVOLINE LLC,
as Master Servicer
By:
Name:
Title:

PNC BANK, NATIONAL ASSOCIATION,
as the Agent and as a Managing Agent
By:
Name:
Title:

~~MUFG~~ FIFTH THIRD BANK, ~~LTD,~~ NATIONAL ASSOCIATION,
as a Managing Agent
By:
Name:
Title:

Exhibit J

Form of Optional Reduction Notice

[DATE]
To: Managing Agents

Ladies and Gentlemen:

This Optional Reduction Notice (this “Optional Reduction Notice”) is executed and delivered by LEX Capital LLC (the “SPV”) to the Managing Agents pursuant to Section 2.13(b) of that certain Transfer and Administration Agreement (as amended, modified, supplemented, or restated from time to time, the “Agreement”) dated as of November 29, 2016, entered into by and among the SPV, Valvoline LLC, as an Originator and as initial Master Servicer, and each other Originator from time to time party thereto, ~~Gotham Funding Corporation, as a Conduit Investor and an Uncommitted Investor,~~ PNC Bank, National Association, as Agent, a Letter of Credit Issuer, a Managing Agent and a Committed Investor, ~~MUFG~~Fifth Third Bank, ~~Ltd.~~National Association, as a Managing Agent~~, an Administrator~~ and a Committed Investor, and the various Investor Groups, Managing Agents, Letter of Credit Issuers and Administrators from time to time party thereto. Capitalized terms not defined herein shall have the meanings assigned to such terms in the Agreement.

The SPV hereby gives notice that it will reduce the Net Investment outstanding under the Agreement (the “Reduction”), and in connection therewith sets forth below the terms on which the Reduction is to be made:

1.	Date of Reduction: [2]

2.	Amount of Reduction [3]

PNC Bank, National Association:		$[______] ([___]% of Reduction)

~~MUFG~~ Fifth Third Bank, ~~Ltd.:~~ National Association:		$[______] ([___]% of Reduction)

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK. SIGNATURE PAGE(S) FOLLOW(S).

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2 Reductions ~~require one (1) Business Day’s prior notice received by 3:00 p.m.~~shall be no later than noon (New York City time) on the date on which such reduction will occur.
3 Reduction shall be in the minimum amount of $~~1,000,000.~~100,000.
Exhibit J- 1